United States securities and exchange commission logo





                      November 14, 2023

       Beatriz Garc  a-Cos
       Chief Financial Officer and Principal Accounting Officer
       Ferroglobe PLC
       13 Chesterfield Street
       London W1J 5JN, United Kingdom

                                                        Re: Ferroglobe PLC
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed May 1, 2023
                                                            File No. 001-37668

       Dear Beatriz Garc  a-Cos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation